Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES CORPORATE REALIGNMENT AND COST SAVINGS

BLOOMFIELD HILLS, Michigan, June 25, 2008 — TriMas Corporation (NYSE: TRS) — a diversified growth company of specialty niche businesses — today announced a realignment of its corporate structure in support of its ongoing operational improvement and cost reduction initiatives.

The Company realigned its corporate structure, which included the elimination of certain management positions and other corporate personnel. The actions associated with this realignment are expected to result in annualized cost savings at the corporate headquarters level of approximately $3.0 million with one-time charges related to these actions of approximately $2.2 million, including costs associated with the recent chief financial officer transition. The Company maintains its previously disclosed 2008 earnings guidance range of $0.85 to $0.95 earnings per share, excluding the one-time charges discussed above.

“These actions allow us to streamline decision-making and reduce overall costs,” commented Grant Beard, TriMas President and Chief Executive Officer. “We are critically evaluating each business and process and taking prudent actions to drive cost and productivity improvements, while balancing our efforts to grow organically. These actions offset some of the economic pressures we are facing, and position us for long-term earnings enhancement and increased shareholder value.”

Cautionary Notice Regarding Forward-looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for the balance of 2008 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance.  Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2007 Annual Report on Form 10-K. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas Corporation has nearly 5,000 employees at 70 different facilities in 10 countries. For additional information, please visit www.trimascorp.com.

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